VILLAGE SUPER MARKET, INC.
                         EXECUTIVE OFFICES
                        733 Mountain Avenue
                    Springfield, New Jersey 07081
                        Phone:  (973) 467-2200
                         Fax:  (973) 467-6582



                       VILLAGE SUPER MARKET, INC.
                     DECLARES 19% DIVIDEND INCREASE


Contact:        Kevin Begley, CFO
                (973) 467-2200, Ext. 220
                Kevin.Begley@wakefern.com


     Springfield, New Jersey - September 14, 2007 - The Board of Directors of Village Super Market, Inc. (NSD-VLGEA) declared a 19% increase in the quarterly cash dividend. The increased quarterly cash dividend is $.25 per Class A common share and $.163 per Class B common share. The dividends will be payable on October 25, 2007 to shareholders of record at the close of business on October 12, 2007.

     Village Super Market operates a chain of 23 supermarkets under the ShopRite name in New Jersey and eastern Pennsylvania.